Exhibit 10.3

EMPLOYMENT AGREEMENT

This Agreement made and entered into effective the 10th day of November, 2017 (the "Effective Date") by and between Carl Schwartz, an individual residing at 3750 Las Vegas Boulevard, Unit 4303, Las Vegas, Nevada 89158 ("Employee"), and Skyline Medical Inc., 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121, a Minnesota corporation ("Company"), collectively referred to as "the Parties".

WITNESSETH:

WHEREAS, Company desires to employ Employee to render services for Company as its Chief Executive Officer on the terms and conditions hereinafter set forth, and Employee desires to be employed by Company on such terms and conditions;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.	Employee's Acknowledgment and Certifications. Employee hereby represents and certifies that Employee is not subject to any other agreement or restrictive covenant that Employee violates by working with Company. Further, Employee represents that no conflict of interest or breach of Employee's fiduciary duties will result by working with and performing duties for Company. Employee further agrees and certifies that Employee will not use or disclose to Company any confidential, proprietary or trade secret information belonging to another individual or entity which may not properly be used or disclosed by Employee to Company.

2.	Employment and Term. Company and Employee acknowledge that Employee has been an independent contractor serving as an executive officer of the Company since May 2016, and Employee has been a member of the Board of Directors since March 2015. Company hereby employs Employee and Employee hereby accepts employment with Company upon the terms and conditions of this Agreement. Employee's employment with Company is at-will and will commence on the Effective Date. This Agreement does not modify the at-will nature of Employee's employment nor is it intended to guarantee Employee a specific term of employment with Company. Either Employee or Company may terminate the employment relationship at any time, for any lawful reason. Employee agrees to abide by all Company rules, policies, and procedures.

3.	Duties. Employee shall have the title of Chief Executive Officer. Employee will devote Employee's full working time, attention, loyalty, skills and efforts to diligently perform all the duties, responsibilities, and requirements assigned to Employee while employed by Company. The Company and Employee acknowledge that Employee resides in Las Vegas, Nevada and will travel to the Company's offices at Company expense as needed. Employee's title, position and duties are at all times subject to change at Company's sole discretion.

4.	Compensation.

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a.	Base Salary. Employee will receive an initial annualized base salary of $250,000 (gross, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing). Commencing January 1, 2018, Employee's annualized base salary will be increased to $275,000 (gross, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing). Employee's base salary and other compensation will be subject to review and adjustment by Company at any time, as the Company deems appropriate; provided, that Employee's base salary will not be reduced without Employee's consent unless a salary reduction is imposed upon substantially all employees of the Company as part of a general reduction.

b.	Stock Options In Lieu of Base Salary. At least ten (10) business days before the beginning of each six-month period ending June 30 or December 31 (a "Compensation Period") during which Employee is employed under this Agreement, Employee may elect to receive non-qualified stock options under the 2012 Stock Incentive Plan (the "2012 Plan") or other applicable equity plan of the Company in effect at the time in payment of all or a portion of his base salary for such Compensation Period in lieu of cash. Such options (i) will be granted on the first business day of such Compensation Period, (ii) will have an exercise price per share equal to the closing sale price of the Company's common stock on the date of grant, (iii) will have an aggregate exercise price equal to the dollar amount of base salary to be received in options, (iv) will have a term of ten years, and (v) will vest pro rata on a monthly basis over the period of time during which the base salary would have been earned.

c.	Remaining Stock Options In Lieu of a Portion of Base Salary for Fiscal 2017. On June 22, 2017, Employee received options to purchase 85,034 shares at $1.47 per share, representing one-half of his base salary for fiscal 2017 ($125,000). Employee and the Company agree that the remaining one half of Employee's base salary for fiscal 2017 in the amount of $125,000 will be paid as follows: (1) $83,375 in cash, payable in equal installments on each normal payroll date through December 31, 2017, provided Dr. Schwartz is still employed on such date, and (2) a new stock option grant in lieu of $41,625 of salary in the form of non-qualified stock options in lieu of cash. The stock options (i) will be issued on the Effective Date, (ii) will have an exercise price per share equal to the closing sale price of the Company's common stock on the Effective Date, (iii) will have an aggregate exercise price of $41,625, (iv) will have a term of ten years, and (v) will vest in two equal installments on November 30, 2017 and December 31, 2017; provided, that the exercise of the entire stock option will be subject to further stockholder approval of the 2012 Plan.

d.	Bonus. For each fiscal year during the term of this Agreement, beginning in 2017, Employee shall be eligible to receive an annual incentive bonus determined annually at the discretion of the Compensation Committee of the Board. For 2017, the Compensation Committee will award a bonus based on performance of Employee and the Company, including the completion of acquisitions and other factors deemed appropriate by the Compensation Committee. For 2018 and subsequent year, the bonus will be subject to the attainment of certain objectives, which shall be established in writing by the Employee and the Board prior to each bonus period. The maximum bonus that may be earned by Employee for any year will be not less than 150% of Employee's then-current base salary. Any payments made under this Section 5(d) shall be paid within 3 1/2 months of the end of the bonus period, provided that Employee was employed by the Company on the last day of the bonus period.

e.	Equity Compensation. In addition to any stock options in lieu of base salary pursuant to Section 5(b), Employee will be eligible to receive non-qualified stock options and other equity compensation granted by the Compensation Committee pursuant to the Company's 2012 Stock Incentive Plan as amended or other equity compensation plans.

f.	Directors & Officers Insurance. While employed by Company, Employee shall be considered an officer of Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for Employee's acts or omissions undertaken during the course and scope of Employee's employment and maintain coverage for Employee for at least three (3) years following Employee's employment.

5.       Additional Benefits.

a.	Automobile. Company shall reimburse Employee for deductible automobile mileage according to its Expense Reporting Procedures.

b.	Business Expenses. Company will reimburse Employee for all preapproved, reasonable, deductible and substantiated business expenses per its Expense Reporting Procedures. This includes, but is not limited to such expenses as cell phones and business meetings.

c.	Vacation. Employee will receive one (1) week of vacation for 2017. Employee shall thereafter be entitled to four (4) weeks of paid vacation per each calendar year earned ratably over each calendar year, to be taken at such times as Employee and Company shall determine and provided that no vacation time shall unreasonably interfere with the duties required to be rendered by Employee hereunder. Any vacation time not taken by Employee during any calendar year may be carried forward into one succeeding calendar year. Accrued but unused vacation will be paid out to Employee at the time of termination of employment.

d.	Benefits. Employee will be eligible to participate in other benefits programs generally available to executive officers of the Company.

6.	Non-Competition. Employee agrees that while employed by Company and for a period of twelve (12) months after the date Employee's employment with Company terminates, regardless of the reason for termination, Employee will not, without the prior written consent of Company, directly or indirectly, as an employee, owner, consultant or in any other capacity whatsoever, for Employee's own behalf or on behalf of any other person or entity, anywhere in the United States of America:

a.	Prohibition on Competition. Engage in or render services, directly or indirectly, to any person or organization engaged in or about to become engaged in the development, production, marketing or selling of any product, process or service in existence or under development which is similar to or competes with a product, process or service of Company; or

b.	Company Clients. Work or perform services as an employee, agent, independent contractor or otherwise, for any client, customer, supplier or business partner of Company with whom Employee worked, solicited, marketed or obtained confidential information about during Employee's employment with Company; or

c.	Non-Solicitation. (i) Solicit, contact, sell to, provide services to, or attempt to divert, take away or induce clients or prospective clients of Company with whom Employee worked, solicited, marketed, or obtained confidential information about during Employee's employment with Company, regarding services or products that are competitive with any of Company's services or products; or (ii) solicit, divert, take away or induce any employee or independent contractor of Company to leave the employ or service of Company.

Company is providing Employee with adequate and valuable consideration to compensate Employee for the reasonable restrictions on Employee's post-employment competitive activities contained within this Agreement. Employee hereby acknowledges the consideration, Employee's stock option grant and access to certain of Company's proprietary information and goodwill, constitute adequate and sufficient consideration for the restrictive covenants in this Agreement. Employee agrees that the restrictions set forth in this Agreement are reasonable considering Employee's position.

If any of the above restrictions are deemed by a court of competent jurisdiction to be unreasonable in duration or in geographical scope, it will be considered modified and valid for such duration and geographical scope as the court determines to be reasonable under the circumstances. The duration of the above restrictions will be extended beyond the twelve (12) month period for a period equal to the duration of any breach or default of such covenant by Employee. Upon terminating employment with Company (for whatever reason), Employee has an affirmative obligation to inform any prospective employer and/or actual employer, of Employee's post-employment obligations contained within this Agreement including Employee's non-competition and non-solicitation obligations.

7.	Intellectual Property. Employee agrees that all right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any "Intellectual Property," defined to include, but not be limited to, any patent rights, trademarks, copyrights, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his/her services to Company (both before the execution of this Agreement and thereafter) shall, as between the Parties, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds there from. Employee agrees to assign, and hereby expressly and irrevocably assigns, to Company all worldwide rights, title and interest, in perpetuity, in respect of any and all rights Employee may have or acquire in the Intellectual Property. The assignment of the rights as above shall not lapse if Company has not exercised its rights under the assignment for any period of time or in any jurisdiction or territory. Pursuant to Section 181.78 of the Minnesota Statutes, the preceding sentence does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on the Employee's own time, and (1) which does not relate (a) directly to the business of Company or (b) to Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for Company. To the extent any of the rights, title, and interest in and to the Intellectual Property cannot be assigned to Company (and to the extent any of Employee's retained rights under Section 181.78 were incorporated by Employee (directly or indirectly) in any of Company's past, current or future products or services), Employee hereby grants to Company an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicense) to such non-assignable (or non-assigned) rights. To the extent any rights, title and interest in and to Intellectual Property rights can be neither assigned nor so licensed by Employee to Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company's successors in interest, and the customers and licensees of either. Further, Employee agrees to waive, and hereby waives, any "moral rights" Employee may have or may obtain in the Intellectual Property. Employee further agrees to assist Company in every proper way to apply for, obtain, perfect and enforce rights in the Intellectual Property in any and all countries, and to that end Employee will execute all documents for use in applying for, obtaining and perfecting such rights and enforcing same, as Company may desire, together with any assignments thereof to Company or persons designated by it. Employee appoints Company as its attorney in fact to execute any documents necessary to achieve such results. To the maximum extent possible, Company shall be shown in all documentation as the owner of all rights in the Intellectual Property.

8.	Nondisclosure of Confidential Information. Employee shall keep confidential and not disclose to anyone or use, either during or after Employee's employment with Company, any Confidential Information of Company, except as required by Employee's employment with Company or as expressly authorized in writing by Company. For the purposes of this Agreement, "Confidential Information" is any and all sensitive, confidential, proprietary and trade secret information concerning or relating to Company and its direct and indirect parents, subsidiaries and/or affiliated organizations, including any information or compilation of information which derives independent economic value from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Examples of Confidential Information not to be disclosed or used except as expressly permitted by Company include, but are not limited to, the following:

a.	All patterns, compilations, programs, know how; designs, processes or formulae; software; market or sales information or plans, devices, methods, concepts, techniques, processes, source codes, data capture innovations, algorithms, user interface designs and database designs relating to Company's products, services, systems or business;

b.	Information acquired or compiled by Company concerning actual or potential clients/customers, suppliers and business partners, including their identities, financial information concerning their actual or prospective business operations, identity and quantity of services and/or products provided by Company, and any unpublished written materials furnished by or about them to Company; and

c.	Information concerning Company's ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans.

Employee acknowledges that Company shall at all times be and remain the owner of all Confidential Information disclosed to/acquired by Employee during Employee's employment with Company, and Employee acknowledges that Employee may use the Confidential Information only for the limited purposes for which it was disclosed under this Agreement. Employee shall use his/her best efforts to preserve the confidentiality of such Confidential Information which he/she knows or reasonably should know Company deems to be Confidential Information. Employee agrees that he/she will not knowingly use, disclose or permit the use or disclosure of Company's Confidential Information in any manner which may injure Company's business, impair its investments and goodwill, and/or adversely impact Company's relationships with its actual or potential customers and suppliers. The obligations of this Section shall continue in full force and effect after the termination of this Agreement and the termination of Employee's employment with Company. As used in this Section 8, the Willi "Company" shall include Company and each of its direct and indirect parent, subsidiary and affiliated organizations on a collective basis.

9.	Use, Removal, and Return of Company's Property. Employee shall not use, duplicate, disseminate or remove from Company's premises any information contained in any records, documents, data, or other tangible items of Company in original, duplicate or copied fowl, except as needed in the ordinary course of performing his/her employment duties for and subject to the approval by Company. Employee shall immediately deliver to Company, upon termination of Employee's employment with Company, or at any other time upon Company's request, any records, documents, data, and other tangible items in Employee's possession or control belonging to or relating to the products, services, systems or business of Company. Employee will not retain any copies or reproductions of records, documents, data or other tangible items of Company or any of its direct or indirect parent, subsidiary or affiliated organizations.

10.	Termination by Company for Cause. Company may terminate Employee's employment for "Cause" at any time, without notice. For purposes of this Agreement, the term "Cause" shall mean any of the following:

•	Employee engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board of Directors, if such conduct is not cured within thirty (30) calendar days after Company sends notice to the Employee of the alleged Cause,

•	Employee embezzles or misappropriates assets of Company or any of its subsidiaries;

•	Employee's violation of Employee's obligations in this Agreement, if such conduct is not cured within thirty (30) calendar days after Company sends written notice to the Employee of the alleged Cause;

•	Breach of any agreement between Employee and Company or to which Company and Employee are parties, or a breach by Employee of a fiduciary duty or responsibility to Company;

•	The commission by Employee of fraud or other willful conduct that adversely affects the business or reputation of Company, as determined in Company's sole discretion; or,

•	Company has a reasonable belief Employee engaged in some form of harassment or other improper conduct prohibited by Company policy or the law.

In the event of a termination for Cause, Employee shall only be entitled to receive payment of base salary, in effect at the time of termination, through Employee's last date of employment and accrued, unused vacation pay. Employee will not be entitled to any other payments, salary or bonus. Employee shall have absolutely no right to receive or retain any other payment or compensation whatsoever under this Agreement. The Employee's rights and obligations regarding stock options, restricted stock or other equity incentives owned by Employee shall be determined in accordance with and be governed by the 2012 Plan or other applicable equity plan.

11.	Termination by Company without Cause. Company may terminate Employee's employment without Cause at any time, for any reason, without notice. In the event Employee's employment is terminated by Company without Cause, Employee shall be entitled to receive from Company severance pay in an amount equal to six (6) months of Employee's base salary then in effect at the time of termination, less applicable taxes and withholdings. Employee shall receive bonus payment on a pro-rata basis through the date of Employee's termination and any accrued, unused vacation pay. The severance pay, bonus payment, and other consideration provided in this Section are conditioned upon Employee's execution of a full and final waiver of all claims against Company, and not rescinding or revoking (to the extent permitted under such release) Employee's release, in a form acceptable to Company.

12.	Termination by Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) a material diminution in Employee's position, duties, base salary, and responsibilities; or (ii) Company's notice to Employee that his or her position will be relocated to an office which is greater than 100 miles from Employee's prior office location. In all cases of Good Reason, Employee must have given notice to Company that an alleged Good Reason event has occurred and the circumstance must remain uncorrected by Company after the expiration of thirty (30) days after receipt by Company of such notice. If Employee terminates his or her employment for Good Reason, Employee shall be entitled to receive from Company severance pay in an amount equal to six (6) months of Employee's base salary then in effect at the time of termination, less applicable taxes and withholdings. Employee shall receive a bonus payment on a pro-rata basis through the date of Employee's termination. The severance pay, bonus payment, and other consideration provided in this Section are conditioned upon Employee's execution of a full and final waiver of all claims against Company, and not rescinding or revoking (to the extent permitted under such release) Employee's release, in a form acceptable to Company.

13.	Termination by Employee without Good Reason. If Employee terminates his or her employment with Company without Good Reason, Employee is only entitled to his or her base salary, then in effect at the time of termination, through Employee's last day of employment and accrued, unused vacation pay. Employee will not be entitled to any other payments, salary, or bonus.

14.	Termination Due to a Change in Control. "Change in Control" means:

a.	there is consummated a merger, consolidation, statutory exchange or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Company's outstanding voting securities immediately prior to such transaction;

b.	any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from Company or the acquisition of outstanding securities held by one or more of Company's shareholders;

c.	there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries,

other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition

d.	individuals who, on the date of this Agreement, are members of the Board of Directors of Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new director shall, for purposes of sentence, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, (i) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Incentives subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous teiin is set forth in such an individual written agreement, the foregoing definition shall apply); and (ii) a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (b) solely as the result of a repurchase or other acquisition of securities by Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this clause (iii) shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Company) and immediately thereafter beneficially owns thirty percent (30%) or more of the combined voting power of all of the then outstanding Voting Securities, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (b).

In the event of a termination, without Cause, due to a Change of Control, Employee shall be entitled to receive from Company severance pay in an amount equal to twelve (12) months of Employee's base salary then in effect at the time of termination, less applicable taxes and withholdings. Employee shall receive a bonus payment on a pro-rata basis through the date of Employee's termination. The severance pay, bonus payment, and other consideration provided in this Section are conditioned upon Employee's execution of a full and final waiver of all claims against Company, and not rescinding or revoking (to the extent permitted under such release) Employee's release, in a form acceptable to Company.

15.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The venue for any action relating to this Agreement shall be the federal or state courts located in Dakota County, Minnesota, to which venue each party hereby submits.

16.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by telegram, or three (3) working days after deposited, if placed in the mail for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following address:

Company:	Skyline Medical Inc.
Attention: Bob Myers, CFO
2915 Commers Drive
Suite 900
Eagan, Minnesota 55121

Employee:	Carl Schwartz
3750 Las Vegas Boulevard

Addresses may be changed by written notice given pursuant to this Section; however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

17.	Other Agreements. This Agreement contains the entire agreement between the Parties concerning terms of employment and supersedes at the effective date hereof any other agreement, written or oral, except the 2012 Plan or other applicable equity plans and the applicable award agreements under such plans.

18.	Modification and Waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof. Any modification of this Agreement must be in writing and signed by both parties.

19.	Scope of Remedies. In the event Employee breaches the covenants contained in this Agreement, Employee recognizes that irreparable injury will result to Company, that Company's traditional remedies at law for damages will be inadequate, and that Company shall be entitled to injunctive relief ordered by a judicial court of competent jurisdiction to restrain the continuing breach by Employee, Employee's partners, agents, or employees, or any other persons or entities acting for or with Employee. Company shall further be entitled to seek remedies in a judicial court of competent jurisdiction for damages, reasonable attorney's fees, and all other costs and expenses incurred in connection with the enforcement of this Agreement, in addition to any other rights and remedies which Company may have at law or in equity.

20.	Binding Effect, Assigns, Successors, Etc. The benefits and obligations of this Agreement shall inure to the successors and assigns of Company, to any person or entity which purchases substantially all of the assets of Company, and to any subsidiary, affiliated corporation, or operating division of Company. This Agreement is not assignable by Employee.

21.	Savings Clause. If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative, judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction.

22.	Headings. The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement.

23.	Survival. The restrictions on Employee's post-employment activities (including Employee's confidentiality obligations and restrictive covenants), and those sections of this Agreement that pertain to interpretation and enforcement of such restrictions, will survive the termination of this Agreement and/or Employee's employment and will remain in full force and effect.

24.	Execution. This Agreement may be executed in two (2) or more counterparts, and each such counterpart deemed an original, Original signatures on copies of the Agreement transmitted by facsimile will be deemed originals for all purposes hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

SKYLINE MEDICAL INC.

By:	/s/ Bob Myers

Title:	CFO